Exhibit 99.1

Contact:	Alexion Pharmaceuticals, Inc.	Noonan Russo	Rx Communications
	David Keiser	Robert Stanislaro (Media)	Rhonda Chiger (Investors)
	President & COO	212-845-4268	(917) 322-2569
203-272-2596

ALEXION Pharmaceuticals Reports Second Quarter and First Half Year Results

Cheshire, Conn., March 4, 2005 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for its second fiscal quarter and first half year ended January 31, 2005.

For the quarter ended January 31, 2005, Alexion (the “Company”) reported revenues of $563,000 compared to $147,000 for the same period last year. The increase was primarily attributable to an increase in grant revenues related to the Company’s research programs.

Total operating expenses for the quarter were $24.4 million compared to $17.8 million in the same quarter last year. The Company’s research and development expenses for the three-month period ended January 31, 2005 were $20.1 million compared to $14.5 million for the same period last year. The increase in research and development expenses resulted primarily from higher clinical development costs related to the four ongoing Phase III clinical trials of the Company’s lead compounds, pexelizumab and eculizumab, increased headcount and increased occupancy costs, partially offset by lower manufacturing development and manufacturing activities. The Company’s general and administrative expenses were $4.3 million for the three months ended January 31, 2005 compared to $3.3 million for the same period last year. The increase resulted principally from higher personnel costs to support the continued growth of the Company’s operations as well as greater expenses associated with pre-marketing and commercial development activities.

The Company posted investment income for the quarter of $1.2 million compared to $1.0 million for the same period last year, reflecting higher market interest rates and higher principal. Interest expense, primarily on the Company’s $120 million convertible subordinated notes, was unchanged for the quarter compared to the same period last year.

The Company incurred a net loss for the quarter of $24.5 million, or $0.88 per common share, versus a net loss of $18.5 million, or $0.85 per common share, for the same three-month period in 2004.

For the six months ended January 31, 2005, the Company’s revenues were $710,000 compared to $294,000 for the period ended January 31, 2004. The increase resulted primarily from an increase in grant revenues related to the Company’s research programs.

Total operating expenses were $46.7 million and $37.3 million for the six months ended January 31, 2005 and 2004, respectively. Research and development expenses were $38.8 million for the six months ended January 31, 2005 compared to $31.2 million for the same period last year. The increase in research and development expenses resulted primarily from higher clinical development costs related to the four ongoing Phase III clinical trials and increased headcount, partially offset by lower manufacturing development and manufacturing activities. General and administrative expenses were $8.0 million for the six months ended January 31, 2005 compared to $6.1 million for the six months ended January 31, 2004. The increase resulted principally from higher personnel and professional services to support the continued growth of the Company’s operations as well as greater expenses associated with pre-marketing and commercial development activities.

Investment income was $2.2 million for the six months ended January 31, 2005 compared to $2.0 million for the six months ended January 31, 2004. The increase in investment income resulted primarily from higher market interest rates and higher principal. Interest expense, primarily on the Company’s $120 million convertible subordinated notes, was $3.8 million for the six months ended January 31, 2005 and $3.9 million for the six months ended January 31, 2004. For the six months ended January 31, 2005, the Company recorded a state tax benefit of approximately $150,000. For the same period last year, the state tax benefit was $133,000.

After accounting for a one-time net gain of $3.8 million resulting primarily from the extinguishment of the note payable of its Columbus Farming Corporation subsidiary due to the termination of the Unigraft xenotransplantation program, the Company incurred a net loss for the six months ended January 31, 2005 of $43.7 million, or $1.57 basic and diluted net loss per common share, compared to a net loss of $38.8 million, or $1.85 basic and diluted net loss per common share, for the six months ended January 31, 2004.

As of January 31, 2005, Alexion had approximately $371.0 million in cash, cash equivalents and marketable securities as compared to $266.5 million at July 31, 2004. The increase in cash is due to the sale in January 2005 of $150 million principal amount of 1.375% Convertible Senior Notes due February 1, 2012 (the “1.375% Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The 1.375% Notes are convertible into the Company’s common stock (equivalent to a conversion price of approximately $31.46 per share or a conversion premium of 35% to the last reported sale price on January 19, 2005). On February 4, 2005, the Company issued a call notice for the full redemption on March 15, 2005 of its $120 million principal amount of 5.75% Convertible Subordinated Notes (the “5.75% Notes”). Alexion will redeem all of the 5.75% Notes outstanding at the redemption price of 101.643% for each $1,000 principal amount of 5.75% Notes. Upon redemption on March 15, 2005 the Company will record as interest expense the remaining unamortized deferred financing costs, approximately $1.3 million, related to the 5.75% Notes along with the redemption premium of approximately $2.0 million.

“In our second quarter, we have continued to focus substantial resources and effort in progressing enrollment in our three ongoing pivotal Phase III clinical programs; led by eculizumab in PNH and pexelizumab in both coronary artery bypass graft surgery patients and acute myocardial infarction patients receiving angioplasty,” said David W. Keiser, President and Chief Operating Officer of Alexion. “This past quarter was also noteworthy for our successful $150 million convertible bond offering. This has greatly strengthened our capital structure by allowing us to redeem our existing notes and also provides us important operating benefits through a significant reduction of interest expense over the next seven years.”

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and cardiovascular disorders, autoimmune diseases and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs, including two Phase III trials of eculizumab for the treatment of paroxysmal nocturnal hemoglobinuria (PNH), a Phase III trial of pexelizumab in coronary artery bypass graft (CABG) surgery patients undergoing cardiopulmonary bypass (CPB), and a Phase III trial of pexelizumab in acute myocardial infarction (AMI) patients. The pexelizumab trials are conducted in collaboration with Procter and Gamble Pharmaceuticals. Under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the Phase III pexelizumab trials that could, if successful, serve as the primary basis of review for approval of Biologics License Applications for the two indications. Eculizumab has completed a pilot clinical trial for the treatment of paroxysmal nocturnal hemoglobinuria (PNH). Under the Special Protocol Assessment process, the FDA has agreed to the design of protocols for the two trials of eculizumab in PNH patients that could, if successful, serve as the primary basis of review for approval of a Biologics License Application for eculizumab in the PNH indication. Eculizumab is also in Phase II clinical development in rheumatoid arthritis and membranous nephritis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.alexionpharm.com.

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

Statements of Operations (unaudited)

(dollars in thousands except per share amounts)

	Three months ended January 31,		Six months ended January 31,
	2005	2004	2005	2004
CONTRACT RESEARCH REVENUES	$563	$147	$710	$294

OPERATING EXPENSES:
Research and Development	20,088	14,524	38,751	31,212
General and Administrative	4,280	3,300	7,959	6,114

Total Operating Expenses	24,368	17,824	46,710	37,326

Operating loss	(23,805)	(17,677)	(46,000)	(37,032)
OTHER INCOME AND EXPENSE
Investment Income	1,168	994	2,217	1,995
Interest Expense	(1,921)	(1,926)	(3,829)	(3,855)
Gain from extinguishment of note payable	—	—	3,804	—

Loss before state tax benefit	(24,558)	(18,609)	(43,808)	(38,892)
State tax benefit	88	62	150	133

Net loss	$(24,470)	$(18,547)	$(43,658)	$(38,759)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.88)	$(0.85)	$(1.57)	$(1.85)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	27,838	21,893	27,722	20,924

Balance Sheet Data (unaudited)

(dollars in thousands)

	January 31, 2005	January 31, 2004	July 31, 2004
Cash, cash equivalents and marketable securities	$370,993	$223,223	$266,501
Total Assets	$425,412	$272,119	$319,575
Net Stockholders’ Equity	$130,303	$126,003	$172,522

This news release contains forward-looking statements. Such statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs), the need for additional research and testing, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals (P&GP) for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2004. P&GP retains the development rights and the termination rights discussed in Alexion’s Form 10-K referred to above. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.